Exhibit 5.1

Mail: P. O. Box 5231, Princeton, NJ 08543-5231

Princeton Pike Corporate Center 997 Lenox Drive Building 3 Lawrenceville, NJ 08648-2311 Tel (609) 896-3600 Fax (609) 896-1469 www.foxrothschild.com

November 18, 2016

Smart Sand, Inc.

24 Waterway Avenue, Suite 350

The Woodlands, Texas 77380

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “1933 Act”), filed on this date by Smart Sand, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”), to which this opinion letter is attached as an exhibit, for the registration of an aggregate of 4,261,623 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share, issuable under the Smart Sand, Inc. 2016 Omnibus Incentive Plan (the “Plan”).

We have examined the original or a photostatic or certified copy of such documents, records, and other information as we deemed relevant and necessary as the basis for the opinion set forth below. In such examination, we have assumed the authenticity of each document submitted to us as an original, the conformity to the original document of each document submitted to us as a certified copy or photostatic copy, and the authenticity of the original of each such latter document.

On the basis of our examination mentioned above, subject to the assumptions stated and relying on statements of fact contained in the documents that we have examined, we are of the opinion that the Shares registered pursuant to the Registration Statement have been duly and validly authorized and reserved for issuance and that upon the issuance of the Shares and payment therefore in accordance with the provisions of the Plan, the Shares will be validly issued, fully paid and non-assessable.

A Pennsylvania Limited Liability Partnership

California Colorado Connecticut Delaware District of Columbia Florida Illinois Minnesota Nevada New Jersey New York Pennsylvania Texas

November 18, 2016

The opinion set forth above is rendered as of the date of this letter. We assume no obligation to update or supplement this opinion to reflect any changes of law or fact that may occur subsequent to the date hereof.

Our opinion expressed herein is limited to the laws of the State of Delaware.

We consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to this firm in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Fox Rothschild LLC